Exhibit 10.1

Applied Natural Gas Fuels, Inc.
31111 Agoura Road
Suite 208
Westlake Village, CA 91361

November 12, 2010

A. Bradley Gabbard
3769 Mountain Laurel Place
Boulder, Co 80304

Re:           Amended and Restated Offer of Employment

Dear Mr. Gabbard:

This will confirm that we have agreed to make certain minor modifications to your original employment agreement with the Company dated May 14, 2010, as we have determined that the May 14, 2010 agreement contained certain provisions that were inconsistent with the understanding of the parties. Accordingly, with the intention to bind the parties effective as of the original Commencement Date, and that May 14, 2010 remains the Commencement Date of employment, the terms of this agreement are intended to amend and fully restate the terms of your employment by  Applied Natural Gas Fuels, Inc. (the “Company”) as a full time employee, subject also to your execution of the accompanying Arbitration Agreement.  Please review the arbitration agreement carefully as part of your review of this offer of employment.

1.           Full-time Position and Title.  You are to become an employee or the Company under the terms of this Agreement commencing on May 14, 2010 (the “Commencement Date”).  You will be employed as our Chief Financial Officer/Principal Accounting Officer, with such duties as are customarily assigned to that position, as well as such other duties as may be assigned to you from time to time. In this position, you will be expected to work full-time and will report to our CEO and to our Board of Directors.

Your employment will be full time, to the exclusion of any other employment which would impair your full-time duties hereunder, and you further agree during working hours to devote your full and undivided time, energy, knowledge, skill and ability exclusively to the operation, transactions, and development of the Company’s interests unless otherwise in writing agreed.  You will conscientiously and diligently perform all required acts and duties to the best of your ability, and in a manner satisfactory to the Company.  You will faithfully discharge all responsibilities and duties entrusted to you.

2.           Compensation.

(i)           As CFO/Principal Accounting Officer, you will be employed at a base salary of $225,000 per year, payable bi-weekly or otherwise in accordance with payroll practices adopted by the Company from time to time (your “Base Salary”).

(ii)           In addition to your Base Salary, you will be entitled to receive an annual bonus (your “2010 Bonus”) of $25,000 provided that the Company achieves during 2010 the annual EBITDA target applicable to determining any bonus for its Chief Executive Officer.  If earned, your 2010 Bonus will be paid within thirty (30) days after the Company’s 2010 audited financial statements are prepared (the “Bonus Payment Date”), provided you are still employed by the Company on the Bonus Payment Date. Should, however, your employment be terminated by the Company after December 31, 2010, but before the Bonus Payment Date, other than “for cause”, your 2010 Bonus shall be paid to you on the Bonus Payment Date. Also, in addition to your Base Salary and 2010 Bonus, you may be entitled to discretionary bonuses at the Company’s sole option.

(iii)           Stock Options.  You have been granted an option to purchase 250,000 shares of our common stock (the “Option Shares”) under the  Applied Natural Gas Fuels, Inc. Stock Option Plan (the “Plan”) at an exercise price of $.58 per share.  Your Option Shares will vest to the extent of 62,500 shares on the Commencement Date, and the balance of 187,500 shares will vest to the extent of 46,875 shares each as of August 14, 2010, November 14, 2010, February 14, 2011 and May 14, 2011. The Option Shares will be subject to the terms and conditions of the Plan and the  form of stock option agreement provided to and executed by you  as a condition of receiving the option.

3.           Benefits.

(i)           As an employee of the Company, you will also be eligible to participate in the standard and customary corporate benefits offered by the Company to its rank and file employees, in general.  Details of these benefits will be discussed with you by the Company’s Director of Human Resources and will be provided to you in an Employee Handbook which also defines corporate policies, and through other Company literature.  You will be expected to read these materials thoroughly, and sign and return a copy of a receipt and acknowledgment evidencing that you have read and understood the Company’s corporate policies and the contents of its Employee Handbook and other Company literature.  To the extent that any policy set forth in an Employee Handbook is inconsistent with this Agreement, this Agreement shall control.

(ii)           Commencing immediately upon your acceptance of this Agreement, you will be expected to work from the Company’s new California headquarters.  After May 12, 2011, you may, subject to the sole discretion of the Company, continue your duties from your existing Colorado office.  As you have agreed to this arrangement for the convenience of the Company, we will provide a California office travel expense allowance of up to $25,000 in assistance towards your travel and living expenses incurred in conjunction with your reporting to California headquarters. All such expenses are to be submitted under the Company’s normal expense reimbursement policies. Any expenses in excess of this allowance shall be your sole responsibility, provided that the Company shall reimburse you for all other travel expenses incurred in connection with travel to locations other than Denver in connection with Company business, as provided in Paragraph 6 below. As the Company is willing to expend a significant amount of money to assist you in this transition, it is doing so in anticipation of your long term employment with the company. Should you elect to resign from the Company, or should your employment be terminated by us “for cause” before completing one full year of active employment (i.e., before May 14, 2011), then you agree to repay to us within fifteen (15) days of your resignation or termination, any monies dispersed as part of the California office travel expense allowance prorated on a descending scale, such that 100% of such amounts will be repaid for a termination prior to August 15, 2010; 75% of such amounts will be repaid for a resignation or termination after August 15, 2010, but before November 14, 2010; 50% of such amounts will be repaid for a resignation or termination after November 14, 2010, but before February 14, 2011; and 25% of such amounts will be repaid for a resignation or termination after February 14, 2011, but before May 14, 2011.

4.           Term of Employment.  You will serve as an “at-will” employee of the Company and your employment by the Company will commence on the Commencement Date and will terminate as of the date of any termination of you by the Company, for whatever reason, or upon your voluntary resignation or upon any separation of your service from the Company (such date, a “Termination Date”).

5.           Vacations and Holidays.  You will be entitled to receive three weeks of accrued paid vacation in each calendar year, to be taken at times which do not unreasonably interfere with the performance of your duties hereunder.  Vacations of more than ten (10) consecutive days should not be scheduled during any three-month period without the prior written consent of the Chief Executive Officer of the Company.

6.           Business Expenses.  You will be reimbursed for all reasonable expenses incurred by you in furtherance of your position with the Company, including travel, upon submission of the appropriate documentation.

7.           Protection of Trade Secrets.  In recognition of the matter of trust and fiduciary capacity in which you will be employed by the Company, you will be expected, during your term of employment and at all times thereafter, not to disclose to any third party any trade secret information (“Trade Secrets”) you receive relative to the Company.  For this purpose, the term Trade Secrets includes information relative to the Company’s method of operations, customer base, strategies and objectives, pricing information, financial information, identity of vendors utilized by the Company, computer programs, system documentation, product offerings, software or hardware, manuals, formulae, processes, methods, inventions or other information or materials relating to the Company’s affairs that are not otherwise publicly available and for which steps are routinely taken by the Company to protect such Trade Secrets from disclosure.  You also acknowledge that such Trade Secrets constitutes a major asset of the Company, and that the use, misappropriation or disclosure of Trade Secrets would constitute a breach of trust and could cause irreparable injury to the Company and that it is essential for the protection of the Company’s goodwill and maintenance of the Company’s competitive position that the Trade Secrets be kept secret and that you neither disclose the Trade Secrets to others nor use the Trade Secrets to your own advantage or to the advantage of others.  In addition, although it may be self evident, you agree that during your employment with the Company, you will not, directly or indirectly, lend any advice or assistance, or engage in any activity or act in any manner, for the purpose of establishing, operating, assisting or managing any business or entity that is engaged in activities competitive with the business of the Company as it is conducted at any time during your employment.

You further agree that during your employment, and for a term of one (1) year thereafter, you will not act in any manner, directly or indirectly (whether as an employee, director, officer, advisor, shareholder, representative, broker, salesman, agent, partner or member, among others), to: (i) solicit, counsel or attempt to induce any person who is then employed by, or an agent of, the Company, or any “affiliate” of the Company (including all other subsidiaries and affiliates of the Company) , (collectively defined for the purpose of this Agreement to be the “Company”) to leave the employment of, or agency with, the Company, or (ii) solicit, bid for, or perform services for, sell goods or products to, or otherwise do business with, any of the then current customers of the Company on behalf of yourself or any third party independent of the Company.

8.           Inventions, Patents and Intellectual Property.

(i)           You agree that all inventions, discoveries, computer programs, data, software, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) (individually, an “Invention,” and collectively, “Inventions”) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by you, solely or jointly with others and whether during normal business hours or otherwise, during the term of your employment by the Company or thereafter if resulting or directly derived from Trade Secrets, shall be the sole property of the Company.  Executive hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  Upon the request of the Company and at the Company's expense, you agree to execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

(ii)           You further agree to promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention.  Such written records shall be available to and remain the sole property of the Company at all times.

9.           Representations of Employee.  In order to induce the Company to enter into this Agreement, you hereby make the following representations to the Company:

(i)           You are not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect your ability to perform your obligations hereunder.  You further represent and warrant that your employment by the Company would not under any circumstances require you to disclose or use any proprietary, confidential or trade secret information belonging to any third parties, or to engage in any conduct which may potentially interfere with contractual, statutory or common-law rights of third parties;

(ii)           Because of your varied skill and abilities, you do not need to compete with the business of the Company or solicit business from customers of the Company using the Company’s Trade Secrets and that this Agreement will not prevent you from earning a livelihood and you acknowledge that the restrictions contained in Section 7 constitute reasonable protections for the Company;

(iii)           With the recognition that you are a key employee of the Company, you acknowledge that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by you of any of the terms or provisions of Section 7 hereunder relating to improper use of the Company’s Trade Secrets, and you therefore agree that the Company shall be entitled to an injunction restraining you from engaging in any activity constituting such breach or threatened breach and

(iv)           You recognize and acknowledge that this agreement restricts certain of your rights following your employment with the Company.  You acknowledge this fact, and further acknowledge that you have been advised by the Company to read the agreement carefully, and/or to consult with counsel of your choice concerning the legal effects of signing the agreement, prior to signing it.

10.           Return of Confidential Information.  You agree that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings or other written, photographic or other tangible material, whether created by you or others, which shall come into your custody or possession, shall be and are the exclusive property of the Company to be used by you only in the performance of your duties for the Company, and shall be promptly returned to the Company upon the termination of your employment.

11.           Cooperation.  At any time during the term of this Agreement or thereafter, you shall reasonably cooperate with the Company in any litigation or administrative proceedings involving any matters with which you were involved during your employment by the Company.  The Company shall reimburse you for reasonable expenses, if any, incurred in providing such assistance.

12.           Indemnification.  The Company shall indemnify and defend you and your heirs, executors and administrators, to the greatest extent permissible under law, against any costs or expense (including reasonable attorneys' fees and amounts paid in settlement, if such settlement is approved by the Company), fine, penalty, judgment and liability reasonably incurred by or imposed upon you in connection with any action, suit or proceeding, civil or criminal, to which you may be made a party or with which you shall be threatened, by reason of your being or having been an officer, director, employee, consultant or associated with a consulting firm, unless with respect to such matter you shall have been adjudicated in any proceeding not to have acted in good faith or in the reasonable belief that the action was in the best interests of the Company, unless such indemnification is precluded by law, public policy, or if such indemnification is being sought as a result of your actions which were either: (i) grossly negligent; or (ii) in violation of the terms of your employment with the Company; or (iii) in violation of rules, regulations or laws applicable to the Company, which by reason of such violation, could have a material adverse effect upon the Company.

13.           Definitions. For the purposes hereof, a termination of you “for cause” shall mean a termination for any of the following reasons:  if you are convicted for any felony, fraud, embezzlement or crime of moral turpitude, except for such conduct relating to corporate activity to the extent that you would be entitled to be indemnified by the Company for charges arising from such conduct; controlled substance abuse or drug addition; alcoholism which interferes with or effects your responsibilities to the Company or which reflects negatively upon the integrity or reputation of the Company; gross negligence which is materially injurious to the Company; any violation of any express written directions or any reasonable written rule or regulation established by the Company's Board of Directors from time to time, regarding the conduct of its business, which violation has not been cured to the Company's satisfaction within fifteen (15) calendar days of the dispatch of written notice to you of the violations; or any violation by you of any material term or condition of this Agreement.

14.           Miscellaneous Provisions.

(i)           Governing Law.  This Agreement shall be governed by the laws of the State of California as applied by an arbitrator or the courts of California which courts (either State or Federal) shall have exclusive subject matter and in personam jurisdiction over the parties and any claims or disputes arising from the subject matter contained herein without regard to any conflict of laws provision and the parties hereto.

(ii)           Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the matters contained herein and supersedes all prior and contemporaneously made written or oral agreements between the parties relating to the subject matter hereof.  There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Agreement.

(iii)           Injunctive Relief.  The parties agree that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by you of any of the terms or provisions of Sections 7, 8 or 10 hereunder, and that the Company shall be entitled to an injunction restraining you from engaging in any activity constituting such breach or threatened breach.  Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for breach or threatened breach of this Agreement, including but not limited to, the recovery of damages from you and, the termination of your employment with the Company in accordance with the terms and provisions of this Agreement;

(iv)           Blue Pencil Rule.  It is essential that the provisions of Section 7 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If a court of competent jurisdiction, however, determines that any restrictions imposed on you in Section 7 are unreasonable or unenforceable because of duration, geographic area or otherwise, you and the Company agree and intend that the court shall enforce Section 7 to the maximum extent the court deems reasonable and that the court shall have the right to strike or change any provisions of Section 7 and substitute therefore different provisions to effect the intent of Section 7 to the maximum extent possible.

(v)           Counterparts.  This Agreement may be executed in one or more copies, each of which shall be deemed an original.  This Agreement may be executed by facsimile signature and each party may fully rely upon facsimile execution; this Agreement shall be fully enforceable against a party which has executed the agreement by facsimile.

(vi)           Arbitration.  The Company believes that arbitration of any disputes arising out of this Agreement is an efficient, less expensive and fair way to resolve such disputes.  Therefore, as part of this offer and your employment with the Company, you will be required to sign the accompanying Arbitration Agreement as part of your acceptance of the Agreement.

If you agree to accept the terms of this amended and restated offer of employment, please kindly sign on the line provided below.

We appreciate your decision to be a part of our winning team and look forward to welcoming you to the Applied Natural Gas Fuels, Inc. family.

Sincerely, Applied Natural Gas Fuels, Inc. By: Cem Hacioglu President & CEO
******************************** Acknowledged and Accepted By: A. BRADLEY GABBARD	Date

ARBITRATION AGREEMENT

Although Applied Natural Gas Fuels, Inc. (“Company”) hopes that employment disputes will not occur, the Company believes that where such disputes do arise, it is in the mutual interest of everyone involved to handle them pursuant to the complaint process outlined in the Employee Handbook and then, if necessary, binding arbitration, which generally resolves disputes quicker than court litigation and with a minimum of disturbance to all parties involved.  By entering into this agreement, the Company and the undersigned Employee are waiving the right to a jury trial for most employment-related disputes.  The Employee further understands that the consideration for entering into this Arbitration Agreement does not alter the Employee’s at-will employment with the Company.

The Company and the undersigned Employee hereby agree that any dispute with any party that may arise from Employee’s employment with the Company or the termination of Employee’s employment with the Company shall be resolved by mandatory, binding arbitration.  This binding arbitration also includes disputes with the Company’s affiliates, successors and other employees (when directly related to Employee’s employment).

This Arbitration Agreement does not cover the following claims:

•
Claims for wages, bonuses, vacation pay, harassment, discrimination, or any other claims, presented to an administrative agency, such as the Equal Employment Opportunity Commission (EEOC) or federal Wage and Hour Division, or any equivalent state administrative agency.  If any such claim is removed for any reason from the administrative agency’s jurisdiction, the parties must then submit to binding arbitration pursuant to this agreement.  However, the Employee may (if he chooses to do so) utilize arbitration prior to filing a claim with one of these agencies.

•	Workers Compensation benefits;

•	Unemployment compensation benefits;

•	Claims based upon any Company employee benefit and/or welfare plan that contains an appeal procedure or other procedure for the resolution of disputes under the plan; and

•	Claims based on the National Labor Relations Act.

The arbitration requirement applies to all statutory, contractual and/or common law claims arising from employment with the Company including, but not limited to, the following:

•
Any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including but not limited to any claim that all or any part of the Agreement is void or voidable.

•
Claims that could be asserted in court, including breach of any express or implied contract or covenant; tort claims; claims for retaliation, discrimination or harassment of any kind, including claims based on sex, pregnancy, race, national or ethnic origin, age, religion, creed, marital status, sexual orientation, mental or physical disability or other characteristics protected by law.  This includes claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the federal Fair Labor Standards Act, or any other federal or state statute covering these subjects;

•	Claims for violation of any statutory leave law, including the federal Family and Medical Leave Act (FMLA) or related state statute;

•	Violations of confidentiality or breaches of trade secrets;

•
Violation of any other federal, state, or other governmental law, statute, regulation or ordinance, whether based on statute or common law.  It also covers any claims made against the Company or any of its subsidiary or affiliated entities, or its individual officers, directors or employees for any matters arising out of any of the above claims.

•
For any claim where equitable relief would be appropriate, the party entitled to such relief reserves the right to seek any provisional remedy, including but not limited to a temporary restraining order and preliminary injunction, from a court of competent jurisdiction in accordance with Code of Civil Procedure § 1281.8.  The parties’ entitlement to any permanent injunction or other relief available in a final judgment, however, shall be submitted to arbitration.

Binding arbitration under this Agreement shall be conducted in accordance with any applicable state statutes providing for arbitration procedures.  Alternatively, if no such state statutes exist, then the arbitration shall be conducted pursuant to the rules of the American Arbitration Association for employment law disputes.  An arbitrator, who shall be a retired superior or appellate court judge, shall be chosen by agreement of the parties, or pursuant to the procedures of the American Arbitration Association, or any local dispute resolution service administered by the Superior Court of the county in which the dispute arose.  Any dispute with any party that arises from Employee’s employment with the Company or termination of employment with the Company must be submitted to binding arbitration within the applicable statute of limitations prescribed by law.  With the exception of a filing fee that shall not exceed the cost to file a comparable claim in state or federal court, the Company shall pay the fees and costs of the Arbitrator, and each party shall pay for its own costs and attorneys’ fees.  However, the Arbitrator may award costs and/or attorneys’ fees to the prevailing party to the extent permitted by law.  The parties will be permitted to conduct discovery as provided by the applicable state statute.  In the absence of any such statute, the parties shall follow the discovery procedures set forth by the American Arbitration Association.  Within 30 days of the conclusion of the arbitration, the Arbitrator shall issue a written opinion setting forth the factual and legal bases for his or her decision.  The Arbitrator shall have the power and discretion to award to the prevailing party all damages provided under the applicable law.

I acknowledge that I have carefully read this Arbitration Agreement, and that I understand and agree to its terms.  I have entered into this Arbitration Agreement voluntarily and have not relied upon any promises or representations other than those contained herein.  I understand that I am giving up my right to a jury trial by entering into this Arbitration Agreement.  I understand that this Arbitration Agreement does not change my at-will employment status with the Company.

Date	Print Employee Name Employee Signature
Date	Company Representative